                                                                    Exhibit 99.1

               Explanation of Transaction and Beneficial Ownership

        Prior to the  transactions  reported  on this form,  Earle M.  Jorgensen
Holding  Company,  Inc.  ("Holding")  owned 100% of the  shares of the  Issuer's common stock. The reporting persons may have been deemed to beneficially own the shares of the  Issuer's  common  stock  that were owned  directly  by Holding by virtue of their direct and indirect interests in Holding.  Each of the reporting persons  disclaimed  beneficial  ownership of the securities  that were owned of record by Holding except to the extent of their pecuniary interests therein.

        Prior  to the  transactions  reported  on this  form:  Kelso  Investment
Associates,  L.P.  ("KIA")  owned  24,519  shares of  Holding's  13%  Cumulative
Preferred Stock, par value $.01 per share ("Holding Series A Preferred  Stock").
KIA III - Earle M. Jorgensen, L.P. ("KIA III") owned 1,704,740 shares of Holding common  stock,  par  value  $.01  per  share  ("Holding  Common  Stock").  Kelso
Investment  Associates IV, L.P. ("KIA IV") owned (a) 6,512,943 shares of Holding
Common Stock, (b) warrants to purchase 2,937,915 shares of Holding Common Stock, and (c)  Series  A  Variable  Rate  Notes  issued  by  Holding  with a value  of approximately  $257,100,000  as of March 1, 2005  (including  accrued but unpaid interest  through  September 29, 2004) (the "Notes").  Kelso Equity Partners II,
L.P.  ("KEP II") owned 11,616 shares of Holding  Common Stock.  Frank T. Nickell owned 20,499 shares of Holding Common Stock.  Each of Messrs.  Matelich and Wall
owned 5,000 shares of Holding Common Stock.

        Pursuant to a merger and financial  restructuring  consummated  on April
20, 2005, that is exempt under Rule 16b-7, and in the case of the Notes, in good faith and in connection  with a debt  previously  contracted,  (a) each share of
Holding  common stock was exchanged for one share of the Issuer's  common stock,
(b) each share of Holding Series A Preferred  Stock was exchanged for $403.75 in cash and 41.29 shares of the Issuer's common stock, without giving effect to the holdback of shares in case the underwriters' thirty day over-allotment option in the Issuer's initial public offering is exercised, (c) the warrants owned by KIA
IV were exchanged for 2,934,977 shares of the Issuer's common stock, and (d) the
Notes were  exchanged  for cash and  12,997,890  shares of the  Issuer's  common stock, without giving effect to the holdback of shares in case the underwriters'
thirty day  over-allotment  option in the Issuer's  initial  public  offering is exercised.

        Kelso  Partners  I, L.P.  ("KP I") is the  general  partner of KIA. KP I disclaims  beneficial  ownership of the securities owned of record by KIA except to the extent of KP I's pecuniary  interest therein,  and the inclusion of these securities  in this  report  shall  not be  deemed an  admission  of  beneficial ownership of all the reported  securities  for purposes of Section 16 or for any other purposes.

        Kelso  Partners III, L.P. ("KP III") is the general  partner of KIA III.
KP III disclaims  beneficial  ownership of the securities owned of record by KIA
III  except  to the  extent  of KP III's  pecuniary  interest  therein,  and the inclusion of these securities in this report shall not be deemed an admission of beneficial  ownership of all the reported  securities for purposes of Section 16 or for any other purposes.

        Kelso  Partners IV, L.P. ("KP IV") is the general  partner of KIA IV. KP
IV disclaims  beneficial  ownership of the securities  owned of record by KIA IV except to the extent of KP IV's pecuniary interest therein, and the inclusion of these  securities  in this report shall not be deemed an admission of beneficial ownership of all the reported  securities  for purposes of Section 16 or for any other purposes.

        Each of KIA,  KIA III,  KIA IV,  and KEP II  (collectively,  the  "Kelso
Funds"),  due to their common  control,  may be deemed to  beneficially  own the securities  owned of  record  by each of the  others.  Each of the  Kelso  Funds disclaims  beneficial ownership of the securities owned of record by each of the others and the inclusion of these  securities in this report shall not be deemed an admission of  beneficial  ownership  of any of the  reported  securities  for purposes of Section 16 or for any other purposes.

        Each of KP I, KP III and KP IV (the  "General  Partners"),  due to their common control, may be deemed to beneficially own the securities owned of record by each of the Kelso Funds.  Each of the General Partners  disclaims  beneficial ownership of the securities owned of record by each of the Kelso Funds except to the extent of their  pecuniary  interests  therein,  and the  inclusion of these securities  in this  report  shall  not be  deemed an  admission  of  beneficial ownership  of any of the reported  securities  for purposes of Section 16 or for any other purposes.

        Messrs. Schuchert, Nickell, Wall, Matelich, Goldberg,  Wahrhaftig, Bynum
and Berney may be deemed to share  beneficial  ownership of securities  owned of record by KIA IV and KEP II, by virtue of their status as general partners of KP
IV and KEP II. Messrs. Schuchert,  Nickell, Wall, and Matelich, may be deemed to share  beneficial  ownership of securities owned of record by KIA III and KIA by virtue  of  their  status  as  general  partners  of KP III  and  KP I.  Messrs.
Schuchert, Nickell, Wall, Matelich, Goldberg, Wahrhaftig, Bynum and Berney share investment  and voting  power with  respect to  securities  owned by each of the
Kelso Funds, of which a General Partner of which they serve as general  partner.
Messrs.  Schuchert,  Nickell, Wall, Matelich,  Goldberg,  Wahrhaftig,  Bynum and
Berney  disclaim  beneficial   ownership  of  the  securities  owned  or  deemed
beneficially owned by each of the Kelso Funds and the General Partners except to the extent of their  pecuniary  interests  therein  and the  inclusion  of these securities  in this  report  shall  not be  deemed an  admission  on  beneficial ownership  of any of the reported  securities  for purposes of Section 16 or for any other purposes.

        Each  of  the  Kelso  Funds,  each  of  the  General  Partners,  Messrs.
Schuchert,  Goldberg, Wahrhaftig, Bynum and Berney disclaim beneficial ownership of the securities owned of record by each of Messrs.  Wall, Matelich and Nickell and the  inclusion  of these  securities  in this report  shall not be deemed an admission of beneficial ownership of any of the reported securities for purposes of Section 16 or for any other purposes.

        Messrs. Nickell, Wall and Matelich each disclaim beneficial ownership of the securities owned or deemed  beneficially owned by each of the others and the inclusion of these securities in this report shall not be deemed an admission of beneficial  ownership of any of the reported  securities for purposes of Section
16 or for any other purposes.